Exhibit 99.1

5.11 Acquisition Corp.

Consolidated Financial Statements as of
and for the Year Ended December 31, 2015
and Independent Auditors' Report

5.11 ACQUISITION CORP.
Table of Contents

Page Number
Independent Auditors' Report	3
CONSOLIDATED FINANCIAL STATEMENTS AS OF AND
FOR THE YEAR ENDED DECEMBER 31, 2015
Balance Sheet	4
Statement of Operations and Comprehensive Income	5
Statement of Convertible Preferred Stock and Stockholders' Deficit	6
Statement of Cash Flows	7
Notes to Consolidated Financial Statements	8

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
5.11 Acquisition Corp.

We have audited the accompanying consolidated financial statements of 5.11 Acquisition Corp. (the “Company”), which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of operations and comprehensive income, convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2015 and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

April 28, 2016 (November 1, 2016, as it relates to the subsequent events disclosed in Note 13)

5.11 ACQUISITION CORP

CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2015
(in thousands, except share and per share information)

ASSETS
CURRENT ASSETS
Cash	$9,094
Accounts receivable, less allowance of $1,743	42,664
Inventories	119,011
Deferred taxes	3,070
Prepaid expenses and other current assets	5,057
Total current assets	178,896
PROPERTY AND EQUIPMENT - Net	14,542
GOODWILL	50,788
INTANGIBLE ASSETS - Net	93,961
DEFERRED TAXES	11,964
OTHER ASSETS	421
TOTAL ASSETS	$350,572
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts Payable	$6,719
Accrued Liabilities	31,392
Deferred revenue and customer deposits	836
Income tax payable	515
Derivative liability	4,000
Line of credit	2,000
Current portion of capital lease obligations	482
Current portion of long-term debt	2,077
Total current liabilities	48,021
LONG-TERM LIABILITIES
Long-term debt, less current portion	129,887
Long-term capital lease obligations, less current portion	331
Other liabilities	813
Total liabilities	179,052
Commitments and contingencies (Note 11)
CONVERTIBLE PREFERRED STOCK - $0.01 par value; 21,000,000 shares designated as Series A authorized and 20,183,608 shares designated as Series A issued and outstanding (aggregate liquidation preference value of $201,836)	198,357
CONVERTIBLE PREFERRED STOCK - $0.01 par value, 200,000 shares designated as Series B authorized and no shares designated as Series B issued and outstanding	—
Preferred stock, $.01 par value, 200,000 shares designated as Series B authorized and 112,108 shares designated as Series B issued and outstanding (aggregate liquidation preference value of $1,121)	1,121
STOCKHOLDERS' DEFICIT
Common stock, $.01 par value, 30,000,000 shares authorized, 1,849,114 shares issued and outstanding	18
Additional paid-in capital	4,387
Accumulated Deficit	(26,206)
Common stock held in treasury, at cost, 717,505 shares	(6,157)
Total stockholders' deficit	(27,958)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' DEFICIT	$350,572

The accompanying notes are an integral part of these consolidated financial statements.

5.11 ACQUISITION CORP.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2015
(in thousands)

NET SALES	$284,471
COST OF SALES	161,962
GROSS PROFIT	122,509

OPERATING EXPENSES:
Selling, general and administrative	94,580
Depreciation and amortization	14,124
Total operating expenses	108,704
INCOME FROM OPERATIONS	13,805
INTEREST EXPENSE - net	(9,516)
OTHER EXPENSES - net	(1,687)
INCOME BEFORE INCOME TAX EXPENSE	2,602
INCOME TAX EXPENSE	1,220
NET INCOME AND COMPREHENSIVE INCOME	$1,382

The accompanying notes are an integral part of these consolidated financial statements.

5.11 ACQUISITION CORP.

CONSOLIDATED STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDER'S DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2015
(In thousands, except share information)

	Convertible		Convertible				Stockholders' Deficit
	Preferred Stock		Preferred Stock						Treasury		Additional		Total
	Series A		Series A		Preferred Stock		Common Stock		Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

BALANCE - January 1, 2015	20,183,608	$198,357	—	$—	112,108	$1,121	1,659,739	$16	(552,547)	$(4,422)	$1,581	$(27,588)	$(30,413)

Exercise of stock options							189,375	2			1,185		1,187
Purchase of treasury stock									(164,958)	(1,735)			(1,735)
Stock-based compensation											1,621		1,621
Net income												1,382	1,382

BALANCE - December 31, 2015	20,183,608	$198,357	—	$—	112,108	$1,121	1,849,114	$18	(717,505)	$(6,157)	$4,387	$(26,206)	$(27,958)

5.11 ACQUISITION CORP.
CONSOLDIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2015
(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,382
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	14,462
Provision for bad debt expense	430
Stock-based compensation	1,621
Amortization of debt issuance costs	662
Derivative liability	400
Loss on disposal of fixed assets	360
Deferred income taxes	465
Net changes in operating assets and liabilities
Accounts receivable	(5,304)
Inventories	(6,896)
Prepaid expenses and other current and long-term assets	(762)
Accounts payable	376
Accrued liabilities	12,448
Other liabilities	97
Deferred revenue	60
Income taxes payable	408
Customer deposits	(171)
Net cash provided by operating activities	20,038
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(4,255)
Net cash used in investing activities	(4,255)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on line of credit	7,000
Payments of line of credit	(13,300)
Payments on capital lease obligations	(494)
Payments on long-term debt	(6,022)
Stock repurchases	(1,735)
Proceeds from stock option exercises	1,187
Net cash provided by financing activities	(13,364)
Net increase (decrease) in cash and cash equivalents	2,419
Cash and cash equivalents, beginning of year	6,675
Cash and cash equivalents, end of year	$9,094

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$228
Cash paid for interest	$8,862
SUPPLEMENTAL DISCLSOURES OF NONCASH INVESTING AND FINANCING INFORMATION
Assets acquired under capital leases	$76

The accompanying notes are an integral part of these consolidated financial statements.

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

5.11 Acquisition Corp. (the “Company”) was incorporated on December 6, 2007, in the state of Delaware. On December 10, 2007, the Company acquired all outstanding common shares of 5.11, Inc. and its wholly owned subsidiary, Alpha One, Ltd., in a transaction whereby TA Associates and affiliates (“TA Associates”) became the majority owner of the common stock and Series A convertible preferred stock of the Company. The Company formed 5.11 TA, Inc., which is the 100% owner of 5.11, Inc. and its wholly owned subsidiary, AlphaOne, Ltd., in Hong Kong. The Company and 5.11, Inc. share the same interest, 34% and 66%, respectively, in two entities, 5.11 International Cooperatief U.A. (“5.11 International”) located in the Netherlands and 5.11 Tactical de Mexico, S. de R.L. de C.V. located in Mexico.
The Company is a leading provider of purpose-built, performance tactical products serving first responders, including law enforcement, fire, emergency medical services (EMS), corrections, and search and rescue (collectively, “First Responders”). Other purchasers of the Company’s products include industrial distributors, U.S. military exchanges, retailers, and general consumers who seek products worn by the most demanding First Responders. The Company sells these products primarily under the brands 5.11 Tactical® and 5.11 Tactical Series® to end users, dealers, retailers, and distributors throughout the world.
The Company has evaluated the impact of subsequent events through April 28, 2016, which is the date these consolidated financial statements were issued.
2.    SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries. All intercompany transactions and account balances have been eliminated in consolidation.
Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Examples of such estimates include uncollectible accounts receivable, inventory valuation, sales returns, tax contingencies, estimates on the valuation of share-based awards, and recoverability of long-lived assets. Actual results may materially differ from these estimates. On an ongoing basis, the Company reviews its estimates to ensure that these estimates appropriately reflect changes in its business or as new information becomes available.
Concentrations of Credit Risk - The Company sells its products to approved customers on an open account basis, subject to established credit limits, cash in advance, or cash on delivery terms, and generally does not require collateral. These receivables are geographically disbursed, primarily throughout the United States, as well as in Europe, Australia, Asia, Mexico, South America, and other foreign countries where formal purchasing, dealer, or distributor agreements exist. The Company is subject to credit risk on the majority of its receivables and default by these parties would result in losses up to the recorded amount of the underlying receivables.
At December 31, 2015, approximately 14% and 10% of the Company’s total outstanding accounts receivable balance was concentrated among two customers. No single customer accounted for more than 10% of net sales for the year ended December 31, 2015.
Financial Instruments - The Company’s financial instruments include cash, accounts receivable, accounts payable, certain other accrued liabilities, and debt. The carrying amounts of cash, accounts receivable, accounts payable, and other accrued liabilities approximate their fair values due to the short-term nature of those instruments. The carrying amount of the term loan, which is a variable-rate debt, approximates fair value because the interest rates are variable and reflective of market rates, including the Company’s credit rating. The carrying amount of

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

the Company’s debt instruments, which consist of privately issued subordinated notes, approximates fair value because the interest rates are comparable to the rates that could be obtained by the Company in similar transactions.
Foreign Currency Translation - The U.S. dollar is the functional currency of the Company and its subsidiaries. Foreign currency transaction gains or losses are included in the accompanying consolidated statement of operations and comprehensive income; however, such amounts were not material.
Accounts Receivable and Allowances - The Company extends credit to customers in the normal course of business, subject to established credit limits, and sells its products through a distribution network of dealers and retailers and through direct sales to government agencies and via the Company website. Accounts receivable, net in the accompanying consolidated balance sheets consist of amounts due from customers, net of allowances for doubtful accounts, sales returns, sales discounts, and sales incentives. The allowance for doubtful accounts is determined by evaluating individual customer receivables, based on contractual terms, and reviewing the customer’s financial condition and credit history, along with current economic conditions. Bad debt expense is included within selling, general, and administrative expenses in the accompanying consolidated statements of operations and comprehensive income.
The allowances for doubtful accounts, sales returns, and sales discounts are part of the allowances included in accounts receivable (see Note 3). The Company makes adjustments to the allowances if the evaluation of allowance requirements differs from the actual aggregate reserve in the period in which the facts that give rise to the revision become known.
Inventories - Inventories, which are predominantly finished goods, are valued at the lower of cost or market, with cost determined using the weighted-average method. The Company purchases products based on orders received and forecasted demand. The Company provides for excess and slow-moving inventory on hand to reduce the carrying amount of slow-moving merchandise to its estimated net realizable value.
The majority of the Company’s products are produced by third parties outside the United States, with some domestic production. The majority of the inventories included in the December 31, 2015 consolidated balance sheets were produced in factories located principally in Asia, India, and Latin America. Although management believes that it could identify and qualify alternative factories if needed, the loss of production contracts with or a decline in the overall production capacity of these factories could have a significant impact on the Company’s consolidated financial position, cash flows, or results of operations.
Property and Equipment - Property and equipment are stated at cost, net of accumulated depreciation and amortization, and are depreciated over the estimated useful lives, which generally range from three to eight years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the improvements, which are between 2 and 10 years. The straight-line method is used for depreciation and amortization. Significant improvements that substantially extend the useful lives of assets are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.
Definite-Lived Intangible Assets - Definite-lived intangible assets, consisting of customer relationships, noncompetition agreements, patents, and supplier relationships, are amortized using the straight-line method over their estimated useful lives ranging from 5 to 13 years.
Impairment or Disposal of Long-Lived Assets - The Company evaluates long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. A long-lived asset is measured at the lower of its carrying amount or fair value. An impairment loss is recognized when the estimated undiscounted future cash flows expected to be generated from the use of the asset are less than the carrying amount of the asset. The impairment loss, if any, is then calculated by comparing the carrying amount with its fair value, which is usually estimated using discounted cash flows expected to be generated from the use of the asset. No impairment loss was recorded for the year ended December 31, 2015.

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

Goodwill and Indefinite-Lived Assets - In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 350-30-35, Intangibles-Goodwill and Other, goodwill is not amortized but is tested for potential impairment, at a minimum on an annual basis, or when indications of potential impairment exist. The Company performed its annual impairment test for goodwill and indefinite-lived assets as of December 31, 2015, utilizing income- and market-based approaches. Identifiable intangible assets that are subject to amortization are evaluated for impairment using a process similar to that used to evaluate other long-lived assets. No impairment loss was recorded for the year ended December 31, 2015.
Income Taxes - The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company recognizes deferred tax assets to the extent that it believes these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and income during carryback years. If the Company determines that it is more likely than not that deferred tax assets will not be realized in the future, it would adjust deferred tax assets to their net realizable amount through a valuation allowance.
The Company recognizes liabilities for uncertain tax positions based on the two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to estimate and measure the tax benefit as the largest amount that is more likely than not of being realized upon ultimate settlement. The Company evaluates these uncertain tax positions on an annual basis. A change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.
Revenue Recognition - Revenue, net of sales returns and sales discounts, is recognized in accordance with ASC Topic 605, Revenue Recognition, upon transfer of ownership, including passage of title to the customer and transfer of risk of loss related to those goods. The Company records a reserve for anticipated returns through a reduction of sales and cost of sales in the period that the related sales are recorded. Sales returns are estimated based upon historical returns, current economic trends, changes in customer demands, and sell-through of products. In addition, from time to time, the Company offers sales programs that allow for specific returns. The Company records a reserve for anticipated returns related to these sales programs based on the terms of the sales programs as well as historical returns, current economic trends, changes in customer demands, and sell-through of products. Historically, the Company’s actual sales returns have not been materially different from management’s original estimates. The Company does not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions used to calculate the allowance for sales returns. The Company offers certain sales incentives, including purchase incentive credits, which are recorded as reductions to net sales, and free product, which is recorded as cost of sales. A liability for these sales incentives is recorded at the time the sale is made as either a reduction to revenues or a charge to cost of sales, as appropriate.
Cost of Sales - Cost of sales includes the expenses incurred to acquire and produce inventory for sale, including product costs, inbound freight costs, import costs, outbound freight costs, sourcing costs, third-party royalties, as well as provisions for excess and slow-moving merchandise.
Advertising - Catalogs, point-of-purchase displays, sales samples, and promotional items are recorded within selling, general, and administrative expenses. All other advertising costs, including media buys, direct mail, sponsorships, and cooperative advertising, are expensed at the time the advertising takes place or, in the case of sponsorships, as performance is received. Advertising expense is included within selling, general, and administrative expenses in the accompanying consolidated statements of operations and comprehensive income and totaled $3.5 million for the year ended December 31, 2015.

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

Shipping and Handling - Shipping and handling fees billed to customers are recorded in net sales. The costs associated with shipping goods to customers are included in costs of sales.
Stock-Based Compensation - The Company accounts for share-based compensation arrangements in accordance with ASC Topic 718, Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and nonemployees based on estimated fair values. ASC Topic 718 further requires a reduction in share-based compensation expense by an estimated forfeiture rate. The forfeiture rate used by the Company is based on historical forfeiture trends. If actual forfeitures are not consistent with the Company’s estimates, the Company may be required to increase or decrease compensation expenses in future periods.
The Company uses the Black-Scholes option valuation model to estimate the fair value of its stock options at the date of grant. The Black-Scholes option valuation model requires the input of highly subjective assumptions, including the Company’s expected stock price volatility, based on a group of comparable companies’ public stock performance, the expected dividend yield, the expected term of an option, and the risk-free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant. The Company uses historical employee exercise behavior, forfeitures, cancellations, and other factors to estimate the expected term. The Company uses an expected dividend yield of 0% as the Company does not historically pay dividends.
Changes in subjective input assumptions can materially affect the fair value estimates of an option. Furthermore, the estimated fair value of an option does not necessarily represent the value that will ultimately be realized by an employee. Compensation expense is generally recognized on a straight-line basis over the vesting period for stock options.
Phantom stock units are a form of share-based awards that are indexed to the Company’s stock and are settled in cash at a liquidity event only. These are performance based and payable in cash from proceeds of a transaction, so no expense is recognized for these awards until the likelihood of a liquidation event becomes probable.
Fair Value Measurements - ASC Topic 820, Fair Value Measurements and Disclosures, applies to all financial assets and financial liabilities that are measured and reported on a fair value basis and requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. ASC Topic 820 establishes a valuation hierarchy for disclosures of the inputs to valuations used to measure fair value.
This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on management’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest-level input that is significant to the fair value measurement.
The Company’s derivative liability is required to be measured at fair value in each reporting period. The fair value of the derivative liability was estimated using an option-pricing model that requires Level 3 inputs, which are highly subjective. The significant assumptions used in measuring the fair value of the derivative liability include the Company’s stock price, the conversion price of the preferred shares, and the expected volatility and term of the shares.
Recent Accounting Pronouncements - On March 30, 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The new guidance

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

also contains two practical expedients under which nonpublic entities can use the simplified method to estimate the expected term of an award and make a one-time election to switch from fair value measurement to intrinsic value measurement for liability-classified awards. This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual reporting periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.
On February 25, 2016, the FASB issued its new lease accounting guidance in ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged and lessees will no longer be provided with a source of off-balance sheet financing. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.
In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This amendment eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent. The amendment is effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.
In August 2015, the FASB issued ASU 2015-14, Revenue From Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of the FASB’s revenue standard, ASU 2014-09, Revenue From Contracts with Customers, by one year for all entities and permits early adoption on a limited basis. The standard states that entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018. ASU 2014-09 amended revenue recognition guidance to clarify the principles for recognizing revenue from contracts with customers. The guidance requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. The guidance also requires expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. The Company is evaluating the impact of the amended revenue recognition guidance and the deferral of its adoption on its consolidated financial statements.
In July 2015, FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. Topic 330, Inventory, currently requires an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendments apply to inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure in-scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this update more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards. For all entities, the amendments

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.
In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The amendments for this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning December 15, 2016. Early adoption of the amendments is permitted for financial statements that have not been previously issued. The Company opted to early adopt this ASU and has applied this amendment to its debt liability in its consolidated balance sheet as of December 31, 2015 and 2014. The adoption of this ASU did not have an impact on the Company’s consolidated financial statements.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern, which will require an entity’s management to assess, for each annual and interim period, whether there is substantial doubt about the entity’s ability to continue as a going concern within one year of the financial statement issuance date. The definition of substantial doubt within the new standard incorporates a likelihood threshold of “probable” similar to the use of that term under current accounting principles generally accepted in the United States of America for loss contingencies. Certain disclosures will be required if conditions give rise to substantial doubt. This guidance will be effective for the Company beginning with fiscal year 2017. Early adoption is permitted. The Company does not anticipate that this guidance will materially affect its consolidated financial statements and related disclosures.

3.	ACCOUNTS RECEIVABLE

Accounts receivable, net at December 31, consisted of the following (in thousands):

2015

Trade receivables	$44,407
Allowance for doubtful accounts	(701)
Allowance for sales discounts	(171)
Allowance for sales returns	(871)

Accounts receivable - net	$42,664

4.	INVENTORIES

Inventories at December 31, consisted of the following (in thousands):

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

2015

Finished goods	$101,092
Goods in transit	17,919

Inventories	$119,011

5.	PROPERTY AND EQUIPMENT

Property and equipment, net at December 31, consisted of the following (in thousands):

2015

Furniture and equipment	$14,329
Computer equipment	8,653
Leasehold improvements	10,470
Construction in progress	1,513
Less accumulated depreciation and amortization	(20,423)

Property and equipment - net	$14,542

The gross amount of furniture and equipment subject to capital leases was $1.9 million, less accumulated depreciation of $1.2 million, as of December 31, 2015. Depreciation expense was approximately $5.1 million for the year ended December 31, 2015, of which $0.3 million was classified in cost of sales for the period.

6.	GOODWILL AND INTANGIBLES

Intangible assets subject to amortization, by major class, at December 31, consist of the following (in thousands):

	2015
	Cost	Accumulated Amortization	Net Book Value	Weighted- Average Remaining Life in Years

Indefinite-lived - trade name	$64,100	$—	64,100	—
Amortizing:
Customer relationships	103,290	73,429	29,861	3.9
Noncompetition agreements	4,120	4,120	—
Patents	4,400	4,400	—
Supplier relationships	3,000	3,000	—

	$178,910	$84,949	$93,961

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

Amortization expense was approximately $9.4 million for the year ended December 31, 2015. The Company has goodwill of $50.8 million as of December 31, 2015. There were no impairment charges for the year ended December 31, 2015.
At December 31, 2015, estimated aggregate future amortization expense relating to the Company’s intangible assets is as follows (in thousands):

Year ending December 31st:

2016	$8,230
2017	7,045
2018	6,572
2019	6,292
2020	1,722

$29,861

7.	ACCRUED LIABILITIES

Accrued liabilities at December 31, consisted of the following (in thousands):

2015

Accrued inventory	$22,923
Accrued compensation and benefits	4,453
Other accrued liabilities (1)	4,016

Total accrues liabilities	$31,392

(1) Other liabilities consist of various accrued expenses with no individual item accounting for more than 5% of total current liabilities.

8.	FINANCING ARRANGEMENTS
In December 2007, the Company entered into subordinated note payable agreements with a trust controlled by Dan Costa, the Company’s founder, in the amount of $9.0 million, and with TA Associates in the amount of $37.2 million. The Company also entered into a senior secured credit facility with a syndicate of lenders that provided for a term loan in the amount of $60.0 million and a revolving line of credit of $20.0 million (“senior credit agreement”). On December 16, 2011, the Company refinanced its senior credit agreement with two of the original syndicate of lenders.
On February 28, 2014, the Company refinanced on a long-term basis its subordinated note payable agreements, senior secured credit facility, and revolving line of credit (the “2014 Credit Agreement”). The Company entered into a credit agreement with a syndicate of lenders, with one lender acting as the lead agent. The 2014 Credit Agreement consists of a senior secured term loan facility of $120.0 million with a six-year maturity and a senior secured revolving credit facility of $20.0 million with a five-year maturity, with the right to increase such revolving loan facility up to $30.0 million in the aggregate. Borrowings under the credit facilities were used to finance a $14.7 million dividend distribution to common and preferred shareholders. At the election of the Company, the borrowings will bear interest at a rate determined by reference to the alternate base rate or the adjusted Eurodollar rate. The Company capitalized $3.5 million of debt issuance costs associated with this refinancing. These debt issuance costs are being amortized to interest expense using the effective interest method.

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

As the previous lenders were fully paid in conjunction with the refinancing in 2014, the Company determined that the refinancing should be accounted for as an extinguishment and the related existing debt issuance costs of $0.7 million were written off and recorded as a loss on extinguishment of debt.
On June 17, 2014, the Company entered into an amendment to the 2014 Credit Agreement whereby the senior secured term loan facility of $120.0 million was increased by $20.0 million to $140.0 million and the lenders under the credit facility granted certain waivers and amended various financial covenants. The Company capitalized $0.4 million of debt issuance costs related to this amendment.
As of December 31, 2015, the Company had $133.6 million in principal balance outstanding, less $2.7 million in amortized loan issuance costs, for a net debt balance of $130.9 million. Interest rates related to the term loan facility are London InterBank Offered Rate (LIBOR) plus 5.0% (6.0% at December 31, 2015).
The Company had outstanding letters of credit under its facilities as of December 31, 2015 totaling $1.3 million. The revolving line of credit was $2.0 million at December 31, 2015, resulting in unused borrowing capacity at December 31, 2015 of $16.7 million. Interest rates related to the revolving line of credit are the bank’s prime rate plus 1.50% (5.0% as of December 31, 2015) or LIBOR plus 2.5%. As of December 31, 2015, there were no borrowings under the revolving line of credit subject to LIBOR plus 2.5%.
In August and September of 2014, the Company entered into equipment financing notes payable in the aggregate principal amount of $2.0 million. These notes payable are collateralized by the underlying equipment, have a three-year maturity, and bear interest at 8.55%. As of December 31, 2015, there was $1.1 million outstanding under these notes payable.
The 2014 Credit Agreement, as amended, and the equipment financing notes payable agreements contain requirements relating to the maintenance of various financial ratios, restrictions on capital expenditures, payment of dividends, and additional indebtedness. The Company was in compliance with all such requirements as of December 31, 2015.
On April 27, 2016, the Company entered into an amendment to the 2014 Credit Agreement whereby the lenders under the credit facility amended certain of its financial covenants. The Company capitalized $0.5 million of debt issuance costs related to this amendment.
The Company’s long-term debt as of December 31, 2015, consists of the following (in thousands):

Term loan - net	$130,834
Subordinated notes	1,130
Less current portion	(2,077)

Long-term debt - less current portion	$129,887

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

Future principal payments on long-term debt pursuant to the 2015 Credit Agreement and the equipment financing notes payable as of December 31, 2015, consist of the following (in thousands):

Years ending December 31st:

2016	$2,077
2017	1,853
2018	1,400
2019	1,400
2020	127,950

$134,680

9.	STOCKHOLDERS' DEFICIT AND CONVERTIBLE PREFERRED STOCK

The total number of shares of capital stock that the Company has the authority to issue is 51,400,000, of which (a) 21,000,000 shares are Series A convertible preferred stock, par value $0.01 per share; (b) 200,000 shares are Series B convertible preferred stock, par value $0.01 per share; (c) 200,000 shares are Series B preferred stock, par value $0.01 per share; and (d) 30,000,000 shares are common stock, par value $0.01 per share.
On September 9, 2008, the Company’s board of directors (the “Board of Directors”) approved the adoption of the Company’s 2008 Stock Option and Grant Plan (the “Option Plan”). A total of 5,590,000 shares of common stock have been reserved for issuance under the Option Plan. At December 31, 2015, there were 216,856 shares of common stock remaining for issuance under the Option Plan. Options are granted at prices that are above or equal to the fair market value on the date of grant and expire over a term not to exceed 10 years. Options generally vest ratably over a four-year period, unless otherwise determined by the Board of Directors. The Company issues new shares of common stock upon exercise of stock options, which totaled 189,375 shares during the year ended December 31, 2015.
A summary of the Company’s stock option activity for the years ended December 31, is as follows:

	2015
		Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Range of Exercise Price
Options	Shares

Outstanding - beginning of year	4,503,782	6.8	$6.58	$3.79 - $10.00

Granted	193,500	10.0	11.03
Exercised	(189,375)	6.7	6.27
Canceled/ forfeited	(76,542)	8.1	8.97

Outstanding - end of year	4,431,365	5.9	6.75	$3.79 - $11.43

Vested and exercisable - end of year	3,671,391	5.4	6.08	$3.79 - $10.00

Vested and expected to vest - end of year	4,304,912	5.8	6.64	$3.79 - $11.43

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

The aggregate intrinsic values of options outstanding, options exercisable, and options vested and expected to vest are $13.1 million, $13.0 million, and $13.1 million, respectively, as of December 31, 2015.
A summary of the Company’s unvested stock option activity for the years ended December 31, is as follows:

	Year ended December 31,
	2015

	Shares	Average Fair Value on Grant Date
Unvested - beginning of year	1,225,927	$3.47
Granted	193,500	4.33
Vested	(602,326)	3.18
Forfeited	(57,127)	3.86

Unvested - end of year	759,974	3.89
The Company estimates the fair value of stock options using the Black-Scholes option valuation model. This fair value is then amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. For the year ended December 31, 2015, the Company recognized $1.6 million and in stock-based compensation, net of estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The total estimated fair value of options vested during the year ended December 31, 2015 was $1.9 million. As of December 31, 2015, the Company had $2.3 million in unrecognized compensation cost related to unvested stock options that will vest over the next four years.
For stock options granted during the years ended December 31, 2015, fair value was determined using the following assumptions:

2015

Risk-free interest rate	1.43% -1.68%
Dividend yield	—%
Volatility	37.57% - 39.52%
Forfeiture rate	18.82% - 19.08%
Expected term of the option (years)	6.08
The weighted-average grant-date fair value of options granted during the year ended December 31, 2015 was $4.33 per share.
The Company uses historical dividends to estimate the expected dividend yield. The expected volatility is based on a group of comparable companies’ public stock performance. The risk-free interest rate is based on the U.S. Treasury yield curve at the date of grant, with maturity dates approximately equal to the expected term of the options at the date of the grant. The expected life of the Company’s options is based on evaluations of historical employee exercise behavior, forfeitures, cancellations, and other factors. The valuation model applied in this calculation utilizes highly subjective assumptions that could potentially change over time. Changes in the subjective input assumptions can materially affect the fair value estimates of an option. Furthermore, the estimated fair value of an option does not necessarily represent the value that will ultimately be realized by the employee holding the option.

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

As of December 31, 2015, there were 1,131,609 shares of common stock outstanding (net of treasury stock), 20,183,608 shares of Series A convertible preferred stock (“Series A Convertible Preferred Stock”) outstanding, no shares of Series B convertible preferred stock (“Series B Convertible Preferred Stock”) outstanding, 112,108 shares of Series B preferred stock outstanding (“Series B Preferred Stock”), and 26,502,111 shares of common stock reserved for issuances in connection with the conversion of preferred stock, the exercise of stock options, phantom stock, and any restricted stock awards. A single shareholder control group has majority voting rights among the voting shareholders of the Company.
Redemption Rights - In February 2014, in conjunction with the 2014 Credit Agreement, the Company amended its articles of incorporation (“Amended Articles of Incorporation”), whereby the Company removed all redemption rights from Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series B Preferred Stock.
Conversion Rights - Upon the election of a holder of Series A Convertible Preferred Stock, if approved by the holders of a majority of the aggregate outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, each outstanding share of Series A Convertible Preferred Stock held by such holder would be converted into common stock on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances or splits.
Upon the election of the holders of a majority of the aggregate outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, (a) all outstanding shares of Series A Convertible Preferred Stock would be converted into common stock on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances or splits, and (b) all outstanding shares of Series B Convertible Preferred Stock would be converted into (i) Series A Convertible Preferred Stock on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances or splits plus (ii) one share of Series B Preferred Stock for each converted share of Series B Convertible Preferred Stock; provided, however, that holders of a majority of the aggregate outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may elect to cause the conversion of the Series B Convertible Preferred Stock without a concurrent conversion of the Series A Convertible Preferred Stock, but they may not elect to cause the conversion of the Series A Convertible Preferred Stock without a concurrent conversion of the Series B Convertible Preferred Stock.
If the shares of both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock are converted concurrently, then the shares of Series A Convertible Preferred Stock issued upon the conversion of the Series B Convertible Preferred Stock would be simultaneously converted into shares of common stock on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances or split.
Each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock would automatically be converted as set forth above upon the closing of the Company’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization pursuant to an effective registration statement under the Securities Act of 1933.
On June 10, 2014, in accordance with the Company’s Amended Articles of Incorporation, the holders of Series B Convertible Preferred Stock automatically converted it, on a one-for-one basis, into (a) one share of Series A Convertible Preferred Stock and (b) one share of Series B Preferred Stock.
Liquidation Preferences - In the event of a Liquidation Event, as defined in the Company’s Certificate of Incorporation, which may include a sale or merger of the Company to or with an outside party, the following events would occur: (a) first, each holder of outstanding shares of Series B Preferred Stock would be entitled to be paid in cash, before any amount were to be paid or distributed to the holders of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, or common stock, an amount per share equal to $10.00; and (b) second, each holder of Series A Convertible Preferred Stock and each holder of Series B Convertible Preferred Stock would be entitled to be paid in cash, before any amount would be paid or distributed to the holders of common stock, an amount per share equal to $10.00, plus any accrued or declared-but-unpaid dividends.

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

If the amounts available for distribution upon a Liquidation Event are not sufficient to pay the aggregate amount due, the holders of such shares entitled to receive a distribution would share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled. After the prior payment in full of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock amount in connection with a Liquidation Event, the remaining assets and funds of the Company available for distribution to its stockholders, if any, would be distributed among the holders of shares of common stock then outstanding.
In the event the holders of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock would have received a greater distribution on an as-converted basis as a result of a Liquidation Event, such shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock would be entitled to receive the distribution they would have received had their shares been converted immediately prior to such Liquidation Event.
The Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, and the Series B Preferred Stock were issued with an embedded liquidation payment rights feature that represents a derivative liability. At December 31, 2015, the Company determined the fair value of the derivative liability was $4.0 million, which is included in current liabilities in the accompanying consolidated financial statements. The increase to the fair value of the derivative liability of $0.4 million was recorded in other expense in the consolidated statement of operations during 2015.
The holders of a majority of the aggregate outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may elect to treat a merger of the Company or sale of substantially all of the Company’s assets as a Liquidation Event.
Dividends - Holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are entitled to receive dividends at such times and in such amounts as to be received by the holders of the outstanding shares of common stock, determined on an as-if-converted basis (assuming full conversion) when, and if, declared by the Board of Directors. Holders of Series B Preferred Stock are not entitled to receive dividends. Dividends are not cumulative, and no dividends had been declared as of December 31, 2015.
Voting Rights - Holders of shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are entitled to a number of votes equal to the number of shares of common stock issuable upon conversion of such preferred stock. Holders of Series B Preferred Stock are not entitled to vote, except as required by law.
Classification as Mezzanine Financing-The Company’s convertible preferred stock is classified as mezzanine financing, outside of permanent equity, due to the liquidation payment rights described above.

10. INCOME TAXES
Income before income tax benefit for the year ended December 31, 2015 was as follows (in thousands):

2015

United States	$1,132
Foreign	1,470

Total	$2,602

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

The provision (benefit) for income taxes for the year ended December 31, 2015 consists of the following (in thousands):

2015

Current expense:
Federal	$—
State	66
Foreign	689

Total current expense	755

Deferred expense (benefit):
Federal	695
State	(184)
Foreign	(46)

Total deferred expense	465

Total income tax provision	$1,220
A reconciliation of the income tax expense at the federal statutory rate compared to the Company’s effective tax rate for the year ended December 31, 2015 is as follows:

2015

Statutory rate	35.0%
State taxes - net of federal tax impact	(3.0)%
Foreign expense	(14.3)%
Change in valuation allowance	19.2%
Other differences	(1.4)%
Tax credits	(6.1)%
Permanent items	6.7%
Meals and entertainment	5.5%
Preferred stock warrant	5.3%

Total	46.9%

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2015 is as follows (in thousands):

2015

Deferred tax assets:
Inventory related	$1,890
Intangibles	9,886
Net operating loss carryover	18,599
Tax credits carryover	4,045
Allowance for doubtful accounts and sales discounts and returns	570
Stock compensation	3,371
Other	929

39,290

Valuation allowance	(1,086)

Total deferred tax assets	38,204

Deferred tax liabilities:
Depreciation	(1,152)
Intangibles	(21,974)
Other	(44)

Total deferred tax liabilities	(23,170)

Net deferred tax assets	$15,034
As of December 2015, the Company has net operating loss carryovers of approximately $48.9 million and $30.6 million for U.S. federal and states, respectively. These carryovers will expire, if not utilized, beginning in 2028 for federal purposes and beginning in 2017 for state purposes. The Company also has foreign net operating loss carryovers of approximately $3.5 million which will expire, if not utilized, beginning in 2018. Realization of these loss carryovers is dependent on generating sufficient taxable income prior to the expiration of the losses. Due to the historic net operating losses and projected future activity in Australia and the Netherlands, the Company has recorded a valuation allowance against the foreign net operating loss carryforwards as it is not more likely than not that these losses will be utilized before expiration.
The Company has approximately $1.3 million of foreign tax credit carryover. These credits will begin to expire in 2017 continuing through 2022. The Company has approximately $1.0 million of research and development tax credits, which will begin to expire in 2030. Additionally, the Company has $3.3 million of California business tax credit carryover, which will expire, if not utilized, in 2023.
The activity of the Company's foreign subsidiaries in the Netherlands and Mexico are not subject to United States income taxes so long as they are permanently invested in the Company’s operations outside the United States.  Under ASC 740-30, the Company does not believe that there are any unremitted earnings that would be subject to deferred income taxes under United States tax law if the activity of these subsidiaries were no longer considered to be permanently reinvested.  The Company considers the following matters, among others, in evaluating our

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

plans for indefinite reinvestment of the Netherlands and Mexican subsidiaries:  (i) the forecasts, budgets and financial requirements of both  the United States operations and those of our foreign subsidiaries, both for the long term and for the short term; (ii) the tax consequences of any decision to reinvest earnings of the subsidiaries, including any changes in United States tax law relating to the treatment of these unremitted earnings; and (iii) any U.S. and foreign government programs or regulations relating to the repatriation of these unremitted earnings.
In assessing the ability to realize its deferred tax assets, the Company considers whether it is more likely than not that some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not that the Company will realize the benefits of these deductible differences in the primary jurisdictions in which it operates. Due to the historic net operating losses incurred in the Netherlands and Australia, the Company does not believe it is more likely than not that the deductible differences in these jurisdictions will ultimately be realized. Accordingly, the Company has placed a valuation allowance of approximately $1.1 million on the deferred tax assets in the Netherlands and Australia.
The Company recognizes excess tax benefits associated with share-based compensation to stockholders’ equity only when realized. When assessing whether excess tax benefits relating to share-based compensation have been realized, the Company follows the with-and-without approach excluding any indirect effects of the excess tax deductions. Under this approach, excess tax benefits related to share-based compensation are not deemed to be realized until after the utilization of all other tax benefits available to the Company. As of December 31, 2015, the Company had $0.7 million of unrealized excess tax benefits associated with share-based compensation. These tax benefits, if and when realized, will be accounted for as an increase in capital in excess of par value rather than as a reduction in the provision for income taxes.
A portion of the Company’s foreign net income is earned through subsidiaries that have made valid elections for U.S. federal and state tax purposes that require all of the net income or loss of the foreign subsidiaries to be included in current U.S. taxable income. The other portion of foreign income is earned through a foreign entity that has not made this election.
The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities. The Company is not currently under audit by any taxing jurisdictions. The tax years 2012 through 2014 remain subject to examination for federal purposes, and the tax years 2011 through 2014 remain subject to examination for state purposes (major taxing jurisdictions). However, the taxing authorities may continue to adjust the Company’s net operating loss carryovers until the statute of limitations closes on the tax years in which the net operating losses are utilized.
As of December 31, 2015, the Company has recorded a $1.0 million reduction of its deferred tax assets associated with uncertain tax positions. Due to the Company’s net operating loss carryforward, the Company has reduced the deferred tax assets related to these uncertain positions. All of this amount would affect the effective tax rate if realized. The Company’s policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. The Company did not have any amounts accrued for interest or penalties for the year ended December 31, 2015.

11.	COMMITMENTS AND CONTINGENCIES

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

Operating Leases - The Company leases its primary facilities located in Modesto, California, from a partnership controlled by the founder and shareholder of the Company under an arrangement that is accounted for as an operating lease. The lease agreement is based on market rates according to size and location of other facilities in the area. The lease expires in October 2017, and total rent expense under this lease was $0.5 million for the year ended December 31, 2015. In March 2008, the Company entered into a lease for approximately 101,000 square feet of warehouse space in Lathrop, California. In April 2014, the Company amended this lease to increase the square footage to 221,893 square feet and extend the term to March 2021. Total rent expense under this lease was $0.7 million for the year ended December 31, 2015.
In June 2012, the Company entered into a lease for approximately 21,807 square feet of office space located in Irvine, California. The initial term of the lease is for 120 months and commenced in December 2012. Under the terms of the lease agreement, the Company was provided with two consecutive options to extend the initial term of the lease for an additional period of five years per option. In October 2012, the Company amended this lease to include an additional 1,073 square feet. In April 2014, the Company further amended this lease to include an additional 4,381 square feet, increasing the collective rentable square footage to 27,261. Total rent expense under this lease was $0.4 million for the year ended December 31, 2015.
Future annual minimum lease payments required under noncancelable operating leases at December 31, 2015, are as follows (in thousands):

Years ending December 31st:	Third Party	Related Party	Total

2016	$2,525	$547	$3,072
2017	2,483	490	2,973
2018	1,973		1,973
2019	1,697		1,697
2020	1,524		1,524
Thereafter	1,113		1,113

Total minimum lease payments required	$11,315	$1,037	$12,352
Rental expense under all operating leases was approximately $2.9 million for the year ended December 31, 2015.

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

Capital Leases - The Company has capital lease obligations that bear interest at rates ranging from 2.9% to 3.6% and expire in October 2019. Future commitments under capital lease obligations at December 31, 2015, are as follows (in thousands):

Years ending December 31st:

2016	$501
2017	269
2018	55
2019	12

Total payments including interest	837

Less interest portion	(24)

Total principal payments remaining at December 31, 2015	$813

Current portion of capital lease obligations	$482
Long-term portion of capital lease obligations	331

Total capital lease obligations at December 31, 2015	$813
The Company is periodically involved in legal matters arising in the normal conduct of its business. However, in the opinion of management, the ultimate resolution of these matters will not materially affect the Company’s consolidated financial position, results of operations, or cash flows.
The Company adopted a Phantom Stock Plan (the “Plan”) in December 2007 to provide long-term cash incentives for employees and others. Under the Plan, the Company may award participants the right to receive cash payments based on the fair value of the Company’s common stock upon the consummation of a liquidity event, as defined by the Plan. There were 129,150 awards outstanding under the Plan as of December 31, 2015. Assuming a liquidity event occurred on December 31, 2015, the Company would have awarded $1.2 million in cash payments to phantom stockholders.

12.	RETIREMENT PLANS

The Company maintains a qualified defined contribution deferred compensation plan under Section 401(k) of the Internal Revenue Code. Under the plan, employees may elect to defer up 15% of their salary subject to the Internal Revenue Service’s limits. The Company makes matching contributions up to 4% of a participant’s salary and may make profit-sharing contributions in accordance with the limits imposed by the Internal Revenue Code. There were no profit-sharing contributions, and the Company funded approximately $0.8 million for the year ended December 31, 2015 in matching contributions.

13.	SUBSEQUENT EVENT

On August 31, 2016, Compass Diversified Holdings LLC ("CODI") acquired a controlling interest in the Company for a purchase price of approximately $407.1 million, including cash acquired and net of transaction expenses. The Company paid off the 2014 Credit Agreement as part of the transaction. The transaction qualified as a Liquidation Event as defined in the Company's Certificate of Incorporation, and a portion of the acquisition proceeds was used to convert and redeem the Series A Convertible preferred stock and to redeem the Series B

5.11 ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

preferred stock that were outstanding as of August 31, 2016. The Company's management invested in the this transaction along with CODI, resulting in Management holding a noncontrolling interest in the company as of August 31, 2016.
The Company has evaluated the subsequent events from the balance sheet date through November 1, 2016, the date at which the consolidated financial statements were available to be issued, and determined that there are no other items to disclose.

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